Exhibit 10.2

PANAMSAT HOLDING CORPORATION

AND

PANAMSAT CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION

SUMMARY OF TERMS

Compensation Term:	Approximately annual, beginning and ending coincident with the annual meeting of stockholders of PanAmSat Holding Corporation.

Non-Employee Director Compensation:

For serving on the Board of Directors of both PanAmSat Holding Corporation and PanAmSat Corporation, $70,000 per term, $35,000 to be paid in cash, quarterly and as earned, and $35,000 to be paid in value of PanAmSat Holding Corporation common stock (“Common Stock”), valued at the closing price of the Common Stock on the day prior to the grant date, and, other than for the initial term as described below, issued at the beginning of the term. (Such shares subject to transfer restrictions and vesting as described below.)

For the initial term following the closing of the PanAmSat Holding Corporation initial public offering on March 22, 2005 (the “IPO Closing”), the $35,000 in compensation to be paid in value of Common Stock shall be calculated as above and shall be granted on the date of approval of this compensation plan by the Compensation Committee.

Board Chairman:	$100,000 per term, payable quarterly in cash and as earned.

Committee Participation:	For serving on the Audit Committee, $7,500 per term, payable quarterly in cash and as earned. For serving on the Compensation Committee, $5,000 per term, payable quarterly in cash and as earned.

Committee Chairmen:	Audit Committee chairman, $20,000 per term, payable quarterly in cash and as earned. Compensation Committee chairman, $10,000 per term, payable quarterly in cash and as earned.

Transfer Restrictions:	Common Stock issued to directors as compensation shall not be transferable for 1 year from the date of grant.

Vesting:

Shares of Common Stock issued as compensation shall unconditionally vest on the 1st anniversary of the date of grant. Other than for the initial term, in the event a Director’s term ends prior to such anniversary, such shares will vest based on the ratio that the number of days such individual has served on the Board of Directors since (and including) the grant date bears to 365, with the remaining shares of Common Stock forfeited.

For the first grant, solely for the purposes of calculating the number of shares vested, the anniversary date for full vesting will be March 22, 2006, and the term “date of grant” will be replaced with “March 22, 2005.”  For the avoidance of doubt, the actual date of the first grant shall be the date approved by the Compensation Committee and not March 22, 2005.

Prior to vesting, the director shall be the record owner of such shares for all purposes, including the payment of dividends.

Book Entry:	During the restriction period, all shares of Common Stock issued to directors as compensation shall he held by the transfer agent and represented as a book entry.

Restricted Stock Grant Agreement:

All shares of Common Stock issued as compensation shall be subject to the terms of the form of Restricted Stock Grant Agreement approved by the Compensation Committee and the Second Amended and Restated 2004 Stock Option Plan for Key Employees of PanAmSat Holding Corporation and its Subsidiaries.